Exhibit 99.2

Event ID: 1350664

Culture: en-US

Event Name: Q2 2006 INTRALASE CORP Earnings Conference Call

Event Date: 2006-07-26T15:00:00 UTC

C: Bob Palmisano; IntraLase Corp; President and CEO

C: Shelley Thunen; IntraLase Corp; Executive Vice President and CFO

P: David Maris; Bank of America; Analyst

P: Jason Mills; First Albany Capital; Analyst

P: Lawrence Keusch; Goldman Sachs; Analyst

P: Chris Cooley; FTN Midwest Securities; Analyst

P: Peter Bye; Wachovia Securities; Analyst

P: Anthony Ostrea; JMP Securities; Analyst

P: Operator;

P: Krista Mallory; IntraLase Corp;

+++ presentation

Operator: Good day, ladies and gentlemen, and welcome to the second quarter 2006 IntraLase Corporation Earnings Conference Call. My name is Sharon, and I will be your coordinator for today.

[OPERATOR INSTRUCTIONS]

I would now like to turn the presentation over to one of your hosts for today’s call. Ms. Mallory, please proceed.

Krista Mallory: Good morning. On behalf of IntraLase, I would like to welcome everyone to today’s conference call to discuss second quarter 2006 earnings results. IntraLase’s news release detailing our second quarter results was issued over the newswire this morning. Anyone needing a copy of the release can go directly to the company’s website at www.intralase.com, or simply contact Ryan Herron at 949-859-5230 ext. 188, and he will get you one immediately.

Joining me today are Bob Palmisano, President and Chief Executive Officer, and Shelley Thunen, Executive Vice President and Chief Financial Officer. Bob will review key IntraLase accomplishments for the second quarter, and Shelley will then provide a review of the numbers. Bob will conclude the call with some remarks, and then we will open the call for your questions.

Before turning the call over to Bob, I would like to remind everyone that today’s conference call and press release include forward looking statements and actual results could vary. For a discussion of the factors that could cause actual results to vary from these forward looking statements, please see the risk factor section of the IntraLase Form 10Q for the first quarter of 2006 and in today’s press release dated July 26, 2006. I would now like to turn the call over to Bob.

Bob Palmisano: Thanks, Krista, and good morning to everyone. Today, we reported record revenues for the second quarter of 2006. I’m quite pleased to say that we had another record quarter for both laser placements and procedures, that we’ve penetrated some new international markets, and added a significant, new international corporate center customer. We also made some very exciting progress on our therapeutic applications and generated a nice amount of cash during the second quarter.

As you know, our most important metric is laser placements and I’m pleased to report a record quarter of 52 laser placements around the world. This beats our former record of 49 that we placed in the first quarter of 2006. Over half of our second quarter placements were placed internationally.

I’m very pleased to report that during the second quarter we also penetrated some new international markets. We sold our first lasers to customers in Chile, Brazil, Portugal and New Zealand. This brings the total number of countries where IntraLase lasers are sold to 32. Of course there is still quite a long runway both in terms of markets not yet penetrated and placing additional lasers into current markets around the world.

Staying on the international topic, but switching over to the corporate center business, I’m pleased to announce today that IntraLase has a significant new international corporate center customer, Ultralase, a U.K. based laser eye treatment specialist with 13 clinics. Even though the corporate center business is not well developed outside the United States, the corporate center business dominates the U.K. market. Ultralase is one of the three major laser eye treatment chains in the U.K. Ultralase was founded in 1991, and they have a good reputation in the LASIK surgery marketplace there, with many excellent surgeons.

In fact, during the second quarter, we expanded our relationship with all of our corporate center customers, including Optimax, who has 18 centers in the United Kingdom, and TLC Vision, with approximately 85 centers right here in the U.S. Clearly, the adoption and continuing expansion of these corporate center customers worldwide is an indication that the IntraLase technology makes good business sense, as well as providing better patient outcomes. With our record quarter of laser placements, our total installed base as of June 30 is now 471 lasers worldwide, an increase of 61% over the total installed base of 293 at June 30, 2005, and an increase of 12% over the total installed base of 419 at the end of the first quarter of 2006. The geographical mix of our total installed base at the end of June was approximately 61% U.S., 39% international, reflecting a growing percentage of international laser placements in our installed base.

Of course, the more lasers we place, the higher the potential is for high margin procedures. 119,000 procedures were sold in the second quarter, representing a strong 40% increase from the comparable quarter in 2005 and 6% sequential growth. Our second quarter was led by strong procedure growth in our international business, which was up 105% from the comparable quarter in 2005, and up 22% sequentially. Our U.S. procedure volume was slightly lower sequentially, but we had a very solid quarter considering normal seasonality, as well as what many in the industry considered to be a slightly down U.S. market.

I am proud to say that to date IntraLase has sold over 850,000 procedures worldwide. We expect sometime during this year that the one millionth IntraLase procedure will be sold. Our clinical performance and data is unrivaled, with our nearest potential femtosecond laser competitors just starting to perform their first test procedures on sighted human eyes.

We have seen a lot of support around the world for our technology, and leading doctors have presented and published multiple large prospective randomized studies which confirm that the IntraLase method results in faster visual recovery, better quality of vision and reduced severe sight-threatening side effects and complications as compared to a LASIK procedure performed with a bladed microkeratome. We also look for opportunities to present new data on relevant clinical issues and have recently sponsored a multi-center, contralateral study comparing PRK to LASIK using the IntraLase method with both leveraging custom treatments. As you may recall, PRK is a surface treatment that involves removing the epithelium, or the surface of the eye, as opposed to creating a flap. Components of this study include quality of vision, visual recovery, biomechanical stability and patient feedback. We look forward to bringing you the clinical results at the London ESCRS in September and in November during the AAO meeting in Las Vegas.

Switching over to the roll out of our IntraLase enabled keratoplasty application, throughout the first and second quarters IntraLase conducted clinical testing at seven customer sites around the world. Our keratoplasty application allows surgeons to perform a shaped penetrating keratoplasty, or corneal transplant procedure, as well as the preparation of donor tissue both in prescribed shapes. To date, about 60 eyes have been treated at these seven sites around the world.

Early clinical experience has shown that the shaped edge created by the laser provides a better seal and requires fewer sutures and subsequent tension on the wound. The results so far have been much less induced astigmatism, fewer suture adjustments and better optical performance in the early post-operative period. Patient satisfaction has been overwhelmingly positive, and we are delighted that we may be on the verge of significantly reducing recovery time and providing a faster return to functional vision. We believe that all this means better visual outcomes for patients.

The surgeons performing these clinical procedures with the IntraLase FS laser are calling it a revolutionary improvement in corneal transplant surgery because of the laser’s ability to create a precise match between donor and recipient tissue. Dr. Roger Steinert, Director of Cornea, Refractive and Cataract Surgery at the University of California, Irvine and the recent president of the American Society of Cataract and Refractive Surgery said, and I quote, “At UC Irvine, we have the largest single sight experience worldwide with femtosecond laser incisions for corneal transplantation. Post-operatively, the accelerated recovery of vision has been striking. Patients are returning to work earlier. All patients are using the transplanted cornea for activities of daily living within one month. As a result, this technology has become our standard of care for cornea transplantation.” End of quote. This is what I mean when I say that Doctors are very excited about this new IntraLase technology. At each IntraLase customer site, we are collecting clinical data to support our formal product launch in September at the European Society of Cataract and Refractive Surgeons in London September 9-13. IntraLase is sponsoring a CME event at this show specifically on our keratoplasty applications, with Dr. Steinert directing the course, and four highly esteemed eye surgeons discussing the benefits that our technology has to offer. An actual IntraLase keratoplasty procedure will be performed live the following day by Professor Thomas Neuhann and Dr. Sheraz Daya, with Dr. Stephen Slade moderating and explaining each step and facilitating a discussion among the participants.

It is not hard to understand how our software controlled laser vastly improves the surgeon’s precision and control of both removing the diseased cornea and replacing it with identically shaped donor tissue. This application is a hardware and software upgrade and is backward compatible as all of our upgrades have been. During the remainder of the third quarter, we will commence a soft launch of the keratoplasty upgrade at up to 10 sites and continue to gather additional clinical data. We expect to announce pricing for the keratoplasty upgrade and the procedure fees at our product launch at ESCRS. We continue to believe that the procedure pricing will be higher than that of our LASIK flap creation procedure fees. Also, it is important for you to know that IntraLase will collect two procedure fees for each surgery performed, one on the patient end and one on the donor or the Eye Bank end.

So as you can see, we have stayed committed to increasing the indications for use of the IntraLase FS laser, while continuing to penetrate existing and new LASIK markets around the world. Whether in direct markets or in distributor markets, IntraLase is building relationships throughout the world. And, while we hope that the U.S. procedure market grows during the second half of the year, we continue to see an extremely long runway in both our domestic and international business, as we are penetrated in under 35% of our total addressable market today which are the 1,400 largest LASIK surgery practices worldwide.

Before I turn this call to Shelley, I’d like to tell everyone how excited we are that Mike Ball has joined our Board of Directors. Mike is president of Allergan. Mike has extensive experience in the global eye care industry, and we look forward to his participation on our board. I’d also like to thank Mr. Mark Lortz for his contributions in helping us through some important transitions over the past four years. We wish Mark the very best.

At this point I would like to turn this call over to Shelley. Once Shelley completes her remarks, I will conclude the commentary and we will take your questions. Shelley.

Shelley Thunen: Thank you, Bob, and good morning, everyone. Second quarter 2006 revenues were $32.2 million, net income was $5.6 million, and earnings per fully diluted share were $0.18. Our second quarter earnings included expenses of $1.2 million in non-cash, stock based compensation, the vast majority of which is expense associated with the implementation of FAS 123R. Second quarter revenues were up $2.1 million, or 7%, sequentially. Gross margin was up $1.3 million, or 8%, and net income was up $2.3 million or 72% sequentially.

IntraLase’s most important metric continues to be the number of laser sales and leases. We sold or leased 52 lasers worldwide, up 33% from the 39 sold or leased in the comparable quarter a year ago and up 4% sequentially. International laser placements were very strong, with 31 lasers sold, representing over half of our sales or leases during the quarter. Laser revenues in the second quarter were $14.2 million, an increase of 29% from the second quarter of 2005 and up 2% sequentially.

In the second quarter, our average selling price for lasers was around $274,000, slightly lower than the 2006 guidance given on our April 27 conference call. We said then that we expected our ASP’s in 2006 to be around $280,000. Average selling prices in the second quarter were lower than the first quarter due to higher international sales and increased operating leases. Operating leases, which can vary by quarter, were about 15% of total laser sales and about one-third of total U.S. sales and leases. Total operating leases continue to be quite a bit under 10% of our total installed base. We continue to expect that laser ASPs will be around $280,000, but there will always be some variation by quarter depending on our customer mix and operating leases in the U.S.

Unit sales of per procedure patient interfaces were approximately 119,000 for the quarter, an increase of 40% compared to the second quarter a year ago and an increase of 6% sequentially. The procedure mix volume was 45% international during the second quarter, with international procedures increasing 22% sequentially to 53,000 units, and U.S. procedures decreasing due to seasonality and a softer U.S. market by 4% sequentially to 66,000 procedures.

Procedure average selling prices were just about $120 per procedure, up from just under $120 in the first quarter, and an average of $118 in 2005.

During the second quarter we completed 88 upgrades, upgrading either 15 kHz or 30 kHz lasers to 60 kHz, generating revenues of just over $1 million. Upgrade activity in the second quarter was higher than what we achieved in the first quarter of 2006, as expected, since we not only commenced shipping of the 60 kHz laser from the factory starting in the second quarter, but also started shipping and installing 60 kHz upgrades to existing customers. Average selling prices in the second quarter were just under $12,000.

The 60 kHz upgrade, which takes our field service and clinical personnel approximately two days to complete, is backward compatible to all of the lasers in our installed base. We continue to expect that most of our customers will upgrade to the 60 kHz by year end.

Maintenance revenues in the second quarter were approximately $2.6 million, a 41% increase from the comparable period a year ago and up 26% sequentially. Maintenance revenues increased as compared to the previous quarter mainly because our U.S. and direct international installed base continued to grow and a greater number of our new international installations were in direct markets, coupled with slightly higher sales of parts. As a reminder, in those international markets where we sell through distributors, the distributor is responsible for servicing the laser and receives the maintenance revenues.

Second quarter gross margins of 55.3% were an improvement over the 52.4% in the comparable quarter a year ago and an improvement over the 54.8% reported in the first quarter of this year. Per procedure revenues were 44% of revenues in the second quarter of 2006, the same as we reported in the comparable period a year ago and equal to the 44% we reported in the first quarter of this year. Gross margins improved in the quarter, despite per procedure fees remaining the same in the comparable period as: first, our per procedure average selling price was higher in the second quarter and production costs were slightly lower. We reported in the first quarter of this year that per procedure gross margins exceeded 80% and they have continued to slightly improve in the second quarter. Second, we continue to implement hardware cost savings, with our hardware gross margins now slightly north of the mid-30% range we have guided to in the past.

Research and development expenses were $3.7 million in the second quarter, an increase of 20% over the comparable quarter in 2005 and an increase of 3% over the first quarter of 2006. R&D expenses were 11% when expressed as a percent of revenues for the quarter. The continuing increases in R&D are primarily due to continued expenses related to launch of new product enhancements.

Selling, general and administrative expenses were $9.4 million in the second quarter of 2006, or 29% of revenues. SG&A expenses in the comparable period of 2005 were $8.3 million, or 36% of revenues and, in the first quarter of 2006, were $10.5 million and 35% of revenues. As expected, SG&A was lower both absolutely and as a percent of revenues in the second quarter as compared to the first quarter of this year because we did not have any major trade show expenses in the second quarter. During the first quarter we attended three major industry shows when we would normally attend only one or two.

I would now like to turn to a discussion of our balance sheet and cash flows.

Inventories were $14 million at June 30, up about 2% sequentially from $13.7 million at March 31, turning about four times per year, similar to our experience in the last few quarters. As we’ve said before, we consider about four turns a year to be in the range we expect.

At June 30, we had $18.5 million in accounts receivable, down from $20.4 million at the end of the first quarter. Days sales outstanding improved to 52 days, closer to our historical average, down from 61 days at the end of last quarter. Days sales improved due to lower international receivables at quarter end and more sales a bit earlier in the quarter than during the first quarter, which was back end loaded due to the introduction of the fourth generation 60 kHz laser at ASCRS in March 2006. However, as we have said previously, we expect our DSOs to continue to grow as we expand our international business and extend credit terms to our qualified customers.

During the quarter, cash and marketable securities increased $7.6 million to $97.4 million at June 30, compared to $89.8 million at March 31. Year to date cash and marketable securities are up $7.2 million on $8.8 million of net income, consistent with our expectation of cash flow closely aligned with profitability, as we are not capital intensive.

As I conclude our remarks I would like to review our guidance for 2006, which is substantially the same as we provided on our April 27 conference call.

First, revenues of approximately $130 million;

Laser average selling prices are expected, for the full year to be approximately $280,000, with variations by quarter depending on our customer mix and operating leases in the U.S. As you saw, in the first quarter, the ASP was $284,000 and this quarter $274,000;

Procedure average selling prices are expected to be around $120 per procedure, whereas when we began the year we thought procedure ASPs for the full year would be closer to $118 per procedure;

Our revenue projections include anticipated upgrades to our fourth generation 60 kHz laser by most of the remaining 330 customers eligible for an upgrade. Approximately 110 remaining lasers are eligible to be upgraded from 15 kHz to 60 kHz and the remaining 220 eligible for upgrade from 30 to 60 kHz. ASPs are expected to maintain in a range of $10,000 to $18,000 depending upon 15 and 30 kHz upgrade mix;

With the introduction of the IntraLase keratoplasty upgrade in the fall, we expect to commence upgrades in the fourth quarter. We expect very little procedure volume from keratoplasties, but expect to start the upgrade cycle;

We expect gross margin expansion to continue to be aided by higher per procedure average selling prices and cost improvements in both the laser and the per procedure disposable patient interface, thus maintaining per procedure margins over 80% and equipment gross margins above the mid-30% range. With tremendous strength in laser sales and leases and upgrades and a potentially flat U.S. market, it is now unlikely that per procedure revenues will reach 50% of revenues at year end;

Our 2006 guidance now includes approximately $6.0 million associated with non-cash stock-based compensation, up from $2.1 million in 2005, due to implementation of FAS 123R, but lower than the approximate $6.5 million we estimated at the beginning of the year. Of course, we cannot predict this exactly; our stock price and volatility make a difference for most types of option expenses;

We continue to be committed to product innovation and investments in sales and marketing to continue to expand our global install based and to drive laser sales and leases. However, we expect to see operating expenses while higher in absolute spending than 2005, decrease marginally as a percent of revenues, even with the tripling of stock based compensation;

We maintain our guidance that net income is expected to be approximately $22 million and earnings per fully diluted share are estimated at $0.70. We are aware of the slight softness in the U.S. LASIK market and the risk this poses. However, we are maintaining our guidance as we continue to excel at the business elements over which we have the most influence—namely, product introductions, upgrades, laser sales and opening new international markets.

I want to thank you very much for your time and attention and will now turn the call back over to Bob to conclude our prepared remarks.

Bob Palmisano: Thank you, Shelley.

In summary, I would like to say that IntraLase performed very well during what most are saying was a soft procedure volume quarter in the U.S. I’d like to emphasize the global nature of our business and how international laser placements and procedure volumes helped us offset any softness in the domestic market.

Lastly, please remember that laser placements continue to be our most important metric. Placing more lasers enables more procedures, which in turn allows for more leverage in our business model as we grow. This will be further emphasized as procedure volumes increase. We are particularly pleased with our expanded business with three important corporate center customers: TLCVision in the United States and both Ultralase and Optimax in the United Kingdom. We are also well positioned from a growing installed base and balance sheet perspective to achieve our plans throughout 2006. And, of course, later in this quarter, you will want to pay attention to our upcoming clinical results and launch of the IntraLase keratoplasty application.

I want to thank you very much for your time and attention, and I will now ask the operator to open the lines so that we can take your questions.

+++ q-and-a

Operator: [OPERATOR INSTRUCTIONS]

Our first question will come from the line of [David Maris] from Bank of America Securities. Please proceed.

David Maris: Congratulations on a good quarter. A couple of questions that I have. First, on the European ESCRS, is that a selling conference as the U.S. one is, and what sort of expectations do you have there? And then separately, on market share and pushbacks, are you seeing any impact from the new entrance into the market? Are you hearing anything of — are you having to be any more competitive on bids? Or is it what we expect that why go with a more expensive, less proven laser system? What are you hearing from doctors? Are they even bringing it up?

Bob Palmisano: Regarding the European ESCRS, we certainly do look at that as a selling opportunity. One of the things that is unique about the European market is that the ophthalmologists there tend to have more general practices than the specialists that you generally see in the U.S. market, and therefore the increased procedures, such as the penetrating keratoplasties are a great interest. And we have in the past I think sold lasers to doctors, particularly in Europe, on the promise that we were at some point in time going to introduce these procedures that they wanted. So I think that you will see a continuation of that and hopefully we’ll be able to grab some sales there based almost strictly on the ability to do these new procedures.

Regarding competition, no effect yet. I think that what we heard recently is that most of these prospective competitors, whether it be 20/10, or Ziemer are really in the early stages and are still working clinically to improve their systems so that it will be acceptable to surgeons. I think that doctors from time to time when they are in a negotiation with us do raise the issue that they have been contacted, but so far it has had very little impact on us. I also think that no other laser can compare with the performance that we have at 60 kHz. They’re all slower, technologically they’re where we used to be a generation or two ago. So I think we are in great shape, and we will continue to improve our technology to separate us further from any type of competition that may get into the market.

David Maris: Great. Thank you very much.

Operator: And your next question will come from the line of Jason Mills from First Albany. Please proceed.

Jason Mills: Hey, guys. Congratulations on your good quarter. A couple of follow-up questions to that. First off on the ITK launch, Shelley, you mentioned that you would expect an upgrade cycle in the fourth quarter. What is the potential given — Bob you mentioned that you’ve sold lasers in the past on the pretense that you would roll this out. Consequently, these guys probably are pretty geared up to start using it. I guess the basic question is, do you have anything in your guidance at all from the sampling of procedural revenue from ITK in your 2006 guidance?

Bob Palmisano: Really an insignificant amount in Q4. We will be rolling this out in Q4. It’s going to take a while to get it rolled out and some training and activity to get up and running. So we don’t have very much in there. Potentially there could be some upside, but right now we don’t have much in there at all.

Jason Mills: Okay. And then how should we think about the upgrade cycle there internationally? We all know I think the number of international placements that you currently have. I believe what stands above 180 at this point. Are all of those in play? Do the centers also, will they be using ITK, you know, Ultralase and Optimax? How many are in play to do ITK procedures internationally where you’re launching it initially?

Bob Palmisano: I’ll answer part of it and Shelley will answer part of it, Jason. The centers probably are not in play simply because you need an ASC nearby to do these procedures. So I think that most likely they will not be using the ITK procedure. I think Shelley can talk to you about what’s in the guidance for upgrades.

Shelley Thunen: Thank you, Bob. I think what’s driving us in terms of this is last year about this time when we did a customer survey, over 70% of our international customers indicated they were interested in these therapeutic keratoplasties for corneal surgery, and about 50% of our U.S. customers are interested. Of course, they require an ASC in order to do this as well. So we don’t expect the vast majority of our customers to do upgrades, and they could take in the year type of range.

But I do think that the people who are interested are very interested, hence us wanting to get some of these upgrades done in the fourth quarter so that they can start the applications as well. So while we haven’t gotten to a specific number in the fourth quarter, we do think that there is a decent amount of pent up demand both domestically as well as a bit internationally.

Jason Mills: And what is the upgrade ASP for the ITK Shelley?

Shelley Thunen: We have not yet set our pricing. We are going to announce that at ESCRS both for the upgrade as well as for the per procedure fees. As you recall though, we’ve tended to keep our upgrades reasonable for our customers, but we do think there is a lot of demand for this.

Jason Mills: A few quick follow-ups, and I’ll try to get out of the way for someone else. I hear what you’re saying with respect to the U.S. market. Certainly, our survey suggested it was pretty sluggish in the first half. But it also suggested that docs, while some LASIK surgeons in the U.S. may look through rose colored glasses when looking forward, they do expect things to pick up a little bit here in the second half. What is your data suggesting? What are people thinking? And while your guidance hasn’t changed at all, do you expect the second half maybe to be a little bit better than the first half, especially given you had some easier comps year over year?

Bob Palmisano: Q3 is usually seasonally the slowest of the quarters, but last year Q3 was very soft due to the hurricanes and everything like that. So I’m hopeful that the market will pick up. And Q4 is usually a pretty strong quarter. So I think that when you consider all of that and what we see in our funnel, I think that there are reasons for some optimism, I guess, as you look forward into the second half of the year. Now, that being said, macroeconomics, geopolitical issues have a big take on these kinds of things, and I can’t predict that.

Jason Mills: You can’t predict that, Bob?

Bob Palmisano: No, sorry, I can’t. But I think all things being considered, if everything stays calm, I think that the second half of the year has the potential to be pretty good. And outside of the U.S., we just see tremendous opportunity to continue to grow. I know this is kind of a new experience for everyone that follows this industry, but we just, I think, quarter after quarter surprise ourselves, and I think probably surprise you all in how well the company is able to perform outside of the U.S.

Jason Mills: I’ll throw the last two out and then get back in queue. Do you still have room to grow within the two U.K. customer chains that you’ve mentioned or have you fully penetrated those at this point? And then your cash flow in the quarter was again, as you mentioned Shelley, fairly strong. You mentioned that you would expect it to be sort of in line with net income. Can we expect it to improve in the second half of the year or be higher than net income and therefore, kind of come in line with what you report on the net income line? Or how should we look at cash flow the second half of the year?

Bob Palmisano: Regarding the corporate customers, I think in all three corporate customers that we talk about in the opening remarks, there is still a lot of room to grow there and we look forward to doing that. Now, Shelley can talk about cash flows.

Shelley Thunen: We were very pleased with the cash flow in the first half of this year. I expect cash flows to be consistent with earnings but lower, in part because we’ll still continue to need cash for operating items such as growth in inventories and growth in accounts receivable consistent with the growth that we expect in the business.

Jason Mills: Great. Thanks, guys.

Operator: Your next question will come from the line of Lawrence Keusch from Goldman Sachs. Please proceed.

Lawrence Keusch: Hi, good morning. A couple of questions for you guys. First off, I may have missed this, Bob, but what did you say about the penetration for you guys into Ultralase. I know that release says they’ve already acquired multiple lasers?

Bob Palmisano: Larry, we don’t usually, at the customer’s request, give out the exact numbers. They have 13 clinics in the U.K., and we had multiple purchases during the first quarter. We anticipate that continuing. And I think that the CEO of Ultralase says that he expects most of that chain to be converted at some point in time.

Lawrence Keusch: Okay. Probably, this year?

Bob Palmisano: I hope so.

Lawrence Keusch: Okay. And then, Bob, I think one metric that you generally try to share, but again, I didn’t necessarily hear it on the call, was what you thought your penetration of the U.S. procedure market was for the quarter?

Bob Palmisano: Well, I haven’t seen the market size yet, but it seems obvious to me that we certainly increased market share during the quarter, I think probably in a good way, a significant way. We were slightly down, but I think that the rest of the market, and just seasonality into that, I think was down. I’ll wait and see what Dave Harmon’s numbers are in terms of the total market, and then we could probably give you a better fix on that. But I’m very confident that we had a good pick up in market share during the quarter. I’m sure that we’ll have more visibility to that once we understand what the total market is.

Lawrence Keusch: Okay. And it sounds like, Bob, you think the market was actually in the quarter was down year over year?

Bob Palmisano: What everyone seems to be thinking that — it was down slightly. I don’t think it was a tragedy. I think it was down one to three percent, something like that, which isn’t a lot. And as long as it doesn’t go down a lot more than that, it’s not going to have much of an affect on us, because we’re still gaining market share.

Lawrence Keusch: Okay. And then just a couple of quick financial questions. If one of you could talk about your cash balances are obviously building here. What are your plans to deploy some of that cash, or how are you thinking about that? And then if you could just provide us again with sort of whatever granularity you can on the price for the upgrade of the 15 to 60, the 30 to 60 and then I think you’re not ready yet to talk about keratoplasty, but if you can give us any granularity around the prices of those upgrades?

And then lastly, Shelley, you mentioned that your ESO expense will actually be lower than you originally thought it would be for the year, and if I do the math, is that roughly $.02 that you pick up from that?

Bob Palmisano: Regarding what we plan to do with the cash from the balance sheet, what we have said for quite a while now is that we certainly do not intend to be forever a single product company. So we’re looking for opportunities to put that money to work in a way that will have better returns than what we get from just investing the cash. So we will continue to look at that. There are some opportunities out there, but we have very specific criteria that we look at. We want things that are technologically advanced. We’re looking at things that deal basically with the same customer that we are currently dealing with, that is surgeons that deal in the front of the eye. So we are not going to get too far field our too far out of our level of expertise. And thirdly, we want things that are commercialized or soon to be commercialized and hopefully will be accretive within a short period of time. So that’s pretty strict criteria. Although there are things that we continue to look at. And I am hopeful, as I have been, that we will be able to diversify the company slightly so that quarter by quarter as LASIK volumes may bounce around a little bit, we will have other underpinnings such as keratoplasty now coming on that could smooth out the ups and downs of the LASIK market. Shelley can answer the question.

Shelley Thunen: Your second question was regarding pricing for upgrades from the 15 and 30 kHZ to the 60 kHz. We have priced the 15 to 60 kHz upgrade at a list price of $60,000; and then our international distributors of course would pay a bit less than that as well. For somebody who is already at 30 kHz and has taken the upgrade already, we’re pricing that at a $60,000 list price minus whatever they paid for the 30 kHz upgrade. So if they had paid a $50,000 list price, they would pay the $10,000 differential. So our ASP on that will run somewhere between $10,000 and $20,000, and again, a little less for our international customer base. As we talk about the reduction in guidance for stock based compensations, about a half million dollars, it should be about one and a half cents; it may round up to two cents.

Lawrence Keusch: Okay, great. Thanks very much.

Operator: Your next question will come from the line of David Maris from Bank of America Securities. Please proceed.

David Maris: Hey, Bob. Just a question on the corneal transplant business. What’s been the reception so far? And if you were guestimating on the number of corneal transplants in the quarter, what percentage use the IntraLase procedure?

Bob Palmisano: The interest and the reception has been extremely positive. This is really a revolutionary step here of being able to prescribe what a doctor can prescribe the donor tissue in a shape and then cut out the recipient tissue and the diseased cornea in the same shape and lock those two things together. So I think that the reception is very, very strong.

The number of procedures that we’re looking at in Q4 again, as I said before, is small. We could be surprised by that, but it seems it’s small because it is going to take us some time to roll that out. But I think that depending upon the number of upgrades that we get, I think as you get into next year that this is going to have a greater impact. And the procedure pricing we haven’t decided yet, but we have said we think that it will be significantly higher than our normal pricing for LASIK flaps. So I think this is going to be a very good source of revenues and profits to the company, particularly as you get through ‘06 into ‘07/’08; I think its going to be a very significant part of our company. That is about as best I can do right now.

David Maris: Well, maybe not for this call, but maybe for next quarter’s call, one metric that might be good for us to help track the progress there is if you put out some sort of expectation of, well, by the end of ‘07, we would hope to have x percent, whatever that number might be.

Bob Palmisano: We’ll have more data on that. We’re still going through the soft launch and based upon that we’re going to kind of see what pricing will be, how many procedures doctors do, or would they convert all of their procedures to this, etc. I think that we will have a lot more texture on this as we go forward. That’s good advice.

David Maris: Thank you.

Operator: We have our next question coming from the line of Chris Cooley from FTN Midwest Securities. Please proceed.

Chris Cooley: Good morning, all. Two quick questions, if I may, and then a housekeeping question. First, Bob and Shelley, could you update us just in terms of your OUS approval timelines. I know you were expecting one in the Pac Rim here in the current order.

Bob Palmisano: I think the one that’s hanging out there right now is Taiwan, Chris. That’s one of these things I can’t say when, but we expect it any day, I would say it that way.

Chris Cooley: Okay. Fair enough. And then I guess maybe push back a little bit on the domestic June quarter. Could you give us any feel for the gaiting of the market sequentially throughout the June quarter? Do you think the market exited stronger than it began, or did you see the traditional sequential decline? I’m just trying to get a feel for color in the quarter. And then I just had a couple of financial housekeeping questions, if I may.

Bob Palmisano: I think that as we looked at the quarter, I think June was the strongest month of the quarter, and at the end of June, volume seemed to pick up quite a bit. So I saw that as a healthy sign. So I think that that was good. I heard that from other people too. And so I think there might be some reason for optimism there.

Chris Cooley: Super. And just from a housekeeping on the financial side, Shelley, it looks like you’re definitely going to be a good old taxpaying citizen next year. Any more thoughts there in terms of how we should contemplate when we start addressing that? And then also on the DSO increase that’s expected, just for trying to model working capital needs going forward, should we think about that in the low 60’s in the back half of the year and then sustain at those levels in the ‘07 period?

Shelley Thunen: I’ll answer the tax question first. Typically, you’ll book your deferred taxes and put them back on the balance sheet somewhere between six and eight quarters after you turn profitable. So, in our case we’re expecting that the fourth quarter will be our eighth profitable quarter, so I would expect that we would do that as part of our audited financial statements at year end or at the very beginning of 2007 in the first quarter, that we would start booking a full tax rate rather than our marginal tax rates that we have today. On DSOs, while they have fluctuated a bit, a bit I think that they will normalize out in the low 60’s, but I’m hoping for more gradual ramp through Q3 and Q4 and as we get into 2007.

Chris Cooley: Okay. And just one last question if I may, then I’ll get back in queue. Any update that we should expect at the upcoming ESCRS regarding other potential therapeutic indications of use for the femtosecond technology, whether it’s creating the capsule rexis for cataract surgery or outflow channels for glaucoma. I know we saw some really early data and mention of that at the ESCRS meeting, but will there be any additional color there or is that something still to watch in the future?

Bob Palmisano: I think that will be more next year, Chris. We have a very, very active R&D program. A lot of it is based upon increasing indications of use. So, I think that as we get into next year, we’ll probably — and we get further down the line where we feel confident about the feasibility of some of these things, we’ll be talking more about those. And we generally speak about these things ahead of actual market launch, as we have done with these keratoplasties. So stay tuned. I think that there’s a very active and robust R&D effort going forward that will be a lot clearer as we get into ‘07.

Chris Cooley: Thank you so much. And again, congratulations on a good quarter.

Operator: We have a question coming from the line of Peter Bye from Wachovia. Please proceed.

Peter Bye: Hey, thanks guys. A little bit more on the keratoplasty on the lines of David’s question. Is it sort of an 80/20 rule on volumes? And are there some high volume centers out there that don’t have your machine on the corneal transplant, and maybe quantify how many there might be? I know you’re in a fair amount of academic centers already, but could you comment on that perhaps?

Bob Palmisano: I think that there’s still a lot opportunity out there. In the U.S., I think that we are now in 19 or 20, I don’t know the exact amount, of these teaching institutions, and most of these transplantations take place in these kinds of institutions. Internationally, I think that there is still a lot of opportunity there. So I think that in some international markets, doctors will be purchasing a laser not to do flaps for LASIK surgery, but strictly to do these transplants.

Now, generally speaking, they don’t do a lot of these. A high volume center for transplantation might be 10 a month. But for us obviously, each eye is two procedures, because you get the recipient and the donor. I think that we’re going to track this. We’re going to know a lot more I think when we launch this than we know today. But I think there is a good size market. It’s a high margin kind of business for us because of the procedure fees involved. And I think that, just stay tuned; I think that we will be pleased with the way this is going to roll out.

Peter Bye: And then can you remind us what the reimbursement is for keratoplasty? This is really a Medicare market, right? So is the risk here on ASC reform, and is that why there might be some question of where the pricing might be? Or is that no impact?

Bob Palmisano: Well, I think that’s a consideration, but I don’t think it’s a risk. We’re just trying to navigate our way through how we want to approach reimbursement. There’s a whole school of thought that thinks that perhaps we should just be outside of it or partially outside of it. And we have hired I think the best consultants in the world working on this. And that will be something that again at ESCRS we’ll be able to announce what our strategy is, because that truthfully has not been finalized.

But I would say is that what it does alot for us is different ways of approaching it. What we’re trying to do is have a way that the patients can get the best surgery possible, that the doctors can make some money on this. Right now, a lot of surgeons that do transplants almost look at this as charity work. We want to give them an incentive to use this technique that is better and actually turn it into a profit for them. And thirdly it’s going to be good for us and perhaps good for the Medicare system is that there will be better procedures and less follow up for people that have these procedures. So we’re looking for a way of navigating this that everybody wins on, and I’m confident that we’ll come up with that solution.

Peter Bye: Sure. Just lastly, obviously, you had a great box placement quarter and the mix was a little different than we had modeled, not to say maybe our expectations in the U.S. were too high, but you had made a comment on the Q1 call I think that said you had some orders out of ASCRS that hadn’t been booked in Q1 and the like. How do you just look at a soft overall market and what that impact is on capital expenditure purchases by sort of individual docs that you’re trying to penetrate? There are comments that a lot of these guys reign in their spending on marketing and advertising. How much tougher does it get when you’ve got a market that’s declining 1, 2, 3 percent, as opposed to growing 5 percent? How much sensitivity is there?

Bob Palmisano: If the market was growing rapidly, I think it would be easier. That’s no surprise. But also I think that where the market is today in terms of 1 to 3 percent down, it’s not going to have a dramatic affect on us in that we’re still gaining market share. We’re still displacing an antiquated technology. The more lasers placed, quite frankly, it gets more difficult for doctors in very competitive markets not to get the technology because they’re at a competitive disadvantage. So I think that as long as the market really doesn’t go into some type of steep decline, I think that we’re going to continue do well both in the U. S. and international markets.

Peter Bye: Sure. Last one. You’ve been in the business a long time, Bob. Is there a tipping point? I mean, on both sides of the equation, if the market grows north at 10, then that’s a tipping point on the positive side, and if it declines more than 10, that’s a tipping point on the negative side. Is there anything that you can say about that?

Bob Palmisano: I would think that if the market declines more than 10, that’s a problem.

Peter Bye: Okay, great thanks.

Bob Palmisano: By the way, don’t anticipate that.

Peter Bye: I hear you. I hear you.

Operator: Your next question will come from the line of JMP Securities, [Mr. Anthony Ostrea]. Please proceed.

Anthony Ostrea: Good morning, guys and congratulations on the quarter. A couple of questions. Bob, can you address the health of the international market overall. I know that there has been a lot concern over the U.S. market, but internationally it seems to be pretty healthy, and I just wanted to get your thoughts on how healthy that is?

Bob Palmisano: The international market is very healthy. It seems to be healthy in every geography that we are in. And secondly there are still opportunities out there. As we’ve said on the call, we’ve placed lasers for the first time in four additional countries. I think there are still several others that we will be able to penetrate in terms of starting and then also in depth in some other countries. There’s no geography other than obviously the MidEast right now. And we have only three laser by the way in that region, so it’s not going to have much of an effect on us. That business doesn’t seem to be strong (?? This is what Bob said on the call) and getting stronger.

Anthony Ostrea: Okay. And then you had mentioned Taiwan earlier. I think you also in past calls had mentioned Russia, and I think you already have approvals in Argentina and Columbia. Any color on when we should see placements in Argentina, Columbia and Russia?

Bob Palmisano: Russia is a market that we’re not currently in. There’s a chance that we could be in it late this year. The other markets I would anticipate placements in the second half of this year, for sure.

Anthony Ostrea: Okay. And then you commented that you’ve expanded your agreements with TLC and Optimax. Can you give us a little more color on how those agreements have changed?

Bob Palmisano: Well, again we don’t quote exact numbers, Anthony, but I think we’ve increased nicely. We have a great relationship with all these chains. TLC I think is very pleased with their ability to bring IntraLase into their practices and increase their revenues. And Optimax and Ultralase right off the bat have adopted this technology very, very strongly and use it on the vast majority of their procedures. So I think this is typical of these chains. Obviously, they’re interested in the medical piece to make sure that patients are treated well and they have fewer retreatments and things like that. But they make money doing this and that’s a win-win.

Anthony Ostrea: And the last question and I’ll get back in queue. In terms of the U.S. market you had mentioned that you think it was probably down 1 to 3 percent in Q2. I’ve been, at least from my conversations with some docs, it appears as though the IntraLase users appear to be doing a little better than the overall market. So is that 1 to 3 percent overall, or are you saying 1 to 3 percent in terms of IntraLase users?

Bob Palmisano: Well, I think that’s the overall market, and I’m just quoting what I hear other people say, we haven’t done our own survey on the market. But if you listen to the prognosticators, everybody is saying that, and I think that — for the feel I get is it’s pretty much the same both in IntraLase users, as well as the general market.

Anthony Ostrea: Okay great. Thank you very much.

Operator: Thank you ladies and gentlemen. This does conclude our Q&A session. If your question has not been answered or you wish to ask a question they’re requesting that you please call Investor Relations at 949-859-5230.

I would now like to turn the call back over to management for closing remarks.

Bob Palmisano: Thank you. Once again I want to reiterate that IntraLase had a solid first half and that we have got some exciting things yet to come in the rest of the year. I’d like to thank our management team and all of our employees for their dedication and focus. Thank you for your interest and participation, and I hope that everybody has a great day. Thank you.